                                                                EXHIBIT 4(a)(i)




                                    METLIFE(R)

                       Metropolitan Life Insurance Company
                   One Madison Avenue, New York, NY 10010-3690


--------------------------------------------------------------------------------
Contractholder

        Trustees of the Government Employees' Mutual Benefit Association
                               Group Annuity Plan

--------------------------------------------------------------------------------

Group Annuity Contract No.                       Issue Date

            14761                                       October 1, 2002

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In consideration of your payments,

                       METROPOLITAN LIFE INSURANCE COMPANY
                                 A Stock Company
                                   ("MetLife")

agrees to pay the annuities and any other payments provided under this contract in accordance with its provisions.

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE ARE SHOWN IN EXHIBIT A OF THIS CONTRACT.

Therefore, the parties execute this contract in duplicate to take effect as of the issue date.


                                                  Metropolitan Life Insurance Company
Trustees of the Government Employees' Mutual
Benefit Association Group Annuity Plan
--------------------------------------------      /s/ Gwenn L. Carr              /s/ ROBERT H. BENMOSCHE

--------------------------------------------      GWENN L. CARR                  ROBERT H. BENMOSCHE
Signature                                         Vice-President and Secretary   Chairman of the Board and
--------------------------------------------                                     Chief Executive Officer
Title
--------------------------------------------
Witness                                           Registrar
--------------------------------------------      ---------------------------------------------------------
Date                                              Date
--------------------------------------------      ---------------------------------------------------------
City and State                                    City and State
--------------------------------------------      ---------------------------------------------------------


                       Unallocated Group Annuity Contract
                               Non-Dividend Paying



Form G.3208B

                                TABLE OF CONTENTS

SECTION 1--WHAT DO THE BASIC TERMS USED IN THIS CONTRACT MEAN?..........................  3

SECTION 2--GENERAL PROVISIONS...........................................................
2.1    Does the contract contain all the provisions affecting you?......................  4
2.2    How can you obtain information about the contract and its value?.................  4
2.3    Must you tell MetLife if there are changes in the Plan's  provisions or in the  sponsorship of the Plan?..............................................  5
2.4    May you assign or transfer this contract, or use it as collateral for a loan?......................................................................  5
2.5    What administrative fees are deducted from this contract or payable by us to you?..........................................................................  5
2.6    How are Account Balances recorded and to whom do these
       balances belong?.................................................................  5

SECTION 3--CONTRIBUTIONS................................................................

3.1    How are Contributions directed and how much money can be
       contributed under this contract?.................................................  6

SECTION 4--CREDITING OF INTEREST........................................................
4.1    How is interest credited to the Fixed Interest Account?..........................  7

SECTION 5--SEPARATE ACCOUNT.............................................................
5.1    How does the Separate Account operate?...........................................  7

SECTION 6--TRANSFERS....................................................................
6.1    Can money be transferred within this contract?...................................  9
6.2    How may transfers within this contract be limited?............................... 10

SECTION 7--WITHDRAWALS..................................................................
7.1    Can you make withdrawals?........................................................ 11
7.2    How can this contract terminate?................................................. 11
7.3    What is our share of Plan benefits and withdrawals?.............................. 11
7.4    What happens if a Participant dies before the date that income payments.......... 11 start?...........................................................................

SECTION 8--INCOME PAYMENTS..............................................................
8.1    Will MetLife guarantee Participants with income payments for as long as they live?....................................................................... 12
8.2    Will a certificate be provided for Participants who receive income payments?..... 12
8.3    What happens if the Participant dies on or after the date that income ...........
       payments start?.................................................................. 13
8.4    How are the minimum income plan rates that are shown in Exhibit B calculated?...................................................................... 13
8.5    What information must you furnish to MetLife for MetLife to provide income payments?......................................................... 13

EXHIBIT A--CURRENTLY AVAILABLE INVESTMENT DIVISIONS OF SEPARATE
               ACCOUNT E................................................................ 14

EXHIBIT B--FIXED INCOME PAYMENT TABLES.................................................. 15

   SECTION 1--WHAT DO THE BASIC TERMS USED IN THIS CONTRACT MEAN?

  1.1 "Account Balance" is the entire amount we hold under this contract. The initial Account Balance represents the amounts payable to you under a group annuity contract issued by Canada Life Insurance Company of America ("Canada Life Contract") on behalf of the Plan that will be transferred to us on or about October 1, 2002. You have directed that the entire amount transferred to us from the Canada Life Contract be held in the Fixed Interest Account under this contract.

  1.2 "Beneficiary" means the person designated (on behalf of the Participant) by the Contractholder as of the date of a Participant's death to receive any death benefit with respect to his or her interest under this Contract.

  1.3 "Business Day" is each day that the New York Stock Exchange is open for business. A Business Day ends as of the close of regular trading on the New York Stock Exchange.

  1.4 "Contribution" is money received by us under this contract on behalf of the Participants, whether sent by you or under a transfer or exchange. A Contribution in the Fixed Interest Account includes for interest crediting, any transfers from the Separate Account Investment Divisions.

  1.5 "Designated Office" is the administrative unit servicing this contract. It is currently MetLife, 2300 Lakeview Parkway, Suite 600, Alpharetta, GA 30004. If we choose another area to service your contract, we will inform you of the address.

  1.6 "Fixed Interest Account" is an account under this contract to which Contributions can be directed. It provides MetLife's guarantee of both principal and interest, at interest rates set for specified periods.

  1.7 "Fund" refers to the Metropolitan Series Fund, Inc., the Zenith Series Fund, and the Met Investors Series Trust. These are a series of mutual funds used for insurance and annuity contracts such as this one and certain qualified retirement plans. The Fund is divided into portfolios, each of which has its own investment objectives, investment management fees and other charges. The Investment Divisions of the Separate Account invest in these portfolios.

  1.8 "Investment Divisions" are parts of the Separate Account. Each division invests in a corresponding portfolio of the Fund, rather than investing directly in stocks, bonds or other investments. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio, reduced by charges under this contract for services and benefits we provide. Exhibit A shows the available divisions. We will tell you about any changes.

  1.9 "Participant" is a member of the Government Employees' Mutual Benefit Association ("GEMBA") enrolled in the Plan.

  1.10 "Participant's Account Balance" is the recorded share of the contract's Account Balance attributable to a Participant. Each such Participant will be considered the annuitant with respect to his or her interest in this contract.

  1.11 "Plan" means the GEMBA Group Annuity Plan. We are not a party to the Plan which is mentioned for reference purposes only.

  1.12 "Separate Account" is an account under this contract to which Contributions can be directed. It is our Separate Account E, an investment account we maintain separate from our other assets, as described in Section 5.

  1.13     "We", "Us" and "Our" refer to MetLife.

  1.14 "You" or "Your" refer to the Contractholder or the Plan administrator, who may exercise all rights under this contract on behalf of Plan Participants.

                          SECTION 2--GENERAL PROVISIONS

  2.1      Does the contract contain all the provisions affecting you?

           Yes. We will never contest the validity of this contract. Changes in it may only be made in writing by our President, Secretary or a Vice-President. No provision may be waived or changed for us by any of our other employees, representatives or agents. To preserve its status under Federal tax law, we may (i) interpret the provisions of this contract in a manner which is consistent with Section 72(s) of the Internal Revenue Code of 1986, as subsequently amended (the "Code") and applicable U.S. Treasury regulations, and (ii) amend this contract, if necessary, to comply with the Federal tax law. We will notify you of any amendments and, when required by law, we will obtain your approval and the approval of the appropriate regulatory authorities.

  2.2      How can you obtain information about the contract and its value?

           At least quarterly we will send you a statement for each Participant with details on Contributions, values, withdrawals, and other information about your contract.

           Anytime you have to tell us something (e.g. to request additional information or to make withdrawals), you must send written notice to our Designated Office unless we have set up some other procedure, such as notice by telephone.

  2.3 Must you tell MetLife if there are changes in the Plan's provisions, or in the sponsorship of the Plan?

           Yes. We have issued this contract based on the Plan's provisions, and the sponsorship of the Plan as of the issue date. If the Plan's provisions, administration or sponsorship change after the issue date, you must tell us in writing.

           If it is determined that MetLife's financial experience and obligations under this contract would be adversely affected as a result of such changes, MetLife may choose either to restrict or prohibit future Contributions, fulfill its obligations under the terms of this contract based on the Plan's provisions and administrative practices in effect as of the issue date, or terminate this contract and pay you the amount of the Account Balance as if you had asked for a full cash withdrawal.

  2.4 May you assign or transfer this contract, or use it as collateral for a loan?

           No. This contract and amounts paid under it are not transferrable and may not be assigned, sold, discounted or pledged as collateral for a loan. To the extent permitted by law, no amount payable under this contract is subject to legal process or attachment for payment of any claim against any payee. This provision will not prevent assignment of this contract to the sponsor or a trustee of the Plan, or those of another plan if the Plan is consolidated or merged with such other plan. All interests in this contract are held for the exclusive benefit of Participants and their Beneficiaries.

  2.5 What administrative fees are deducted from this contract or payable by us to you?

           There are no administrative fees to be deducted from this contract, excluding, however, the charges you incur as described in Section 5.1.

           MetLife will, under the terms of an administrative services agreement with GEMBA, pay to GEMBA an annual administrative services fee on a quarterly basis as described in that agreement. The annual fee covers certain services GEMBA will perform on account of Plan Participants in connection with your obligations under this contract.

  2.6 How are Account Balances recorded and to whom do these balances belong?

           We will maintain records for you of the amounts contributed under this contract for each Participant based on the information you will provide us. These Account Balance records are for bookkeeping purposes only. Our records will not give the Participant any rights under this unallocated contract, and amounts will be held under this contract for the exclusive benefit of the Plan's Participants.

           MetLife will not be responsible for and you will indemnify and hold harmless MetLife and our affiliates, directors, officers, authorized agents and employees from and against, any and all costs, expenses, losses, damages, charges, reasonable attorney's fees, payments and liability, however denominated, which may be asserted against MetLife or for which we may be held liable, arising out of or attributable to (i) the transfer of amounts under the Canada Life Contract to the Fixed Interest Account or (ii) services we provide or transfers of amounts (including Contributions, transfers and withdrawals) under this contract made in accordance with your directions. MetLife will not be responsible for and you will indemnify and hold harmless MetLife and our affiliates, their directors, officers, authorized agents and employees from and against, any and all costs, expenses, losses, damages, charges, reasonable attorney's fees, payments and liability, however denominated, which may be asserted against MetLife or for which we may be held liable, arising out of or attributable to any failure of the Canada Life Contract to be considered an annuity contract under the Code. In addition, MetLife is not responsible for attributing or allocating any after-tax basis to a Participant's Account Balance unless (a) such information has been furnished to MetLife from the Contractholder or Canada Life Insurance Company of America with respect to amounts transferred to this Contract from the Canada Life Contract or (b) the Contractholder provides written representation as to the amount of Contributions which consist of (I) after-tax contributions made directly by the Participant or (ii) contributions made on behalf of a Participant which have been tax reported as taxable compensation to the Participant.

                            SECTION 3--CONTRIBUTIONS

  3.1 How are Contributions directed and how much money can be contributed under this contract?

           Contributions may be made at any time while this contract is in effect. We may either return additional Contributions or agree to take them. All Contributions should be sent to our Designated Office and will be credited at the end of the Business Day they are received provided the Contributions and all required information to process them are received in good order before the end of that Business Day. Contributions received in good order at our Designated Office after the end of a Business Day will be credited at the end of the next Business Day. No Contribution will be credited before the contract issue date.

           You will tell us how Contributions are directed among the Fixed Interest Account and the Investment Divisions of the Separate Account. Each participant may change his/her allocation for new Contributions by telling you and you will inform us of any change. The change will be made upon our receipt of this information, unless you specify a later date, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 33 1/3% cannot be chosen).

           The lifetime maximum per Participant for all Contributions is $500,000. We may either return amounts which are above this limit or agree to take them. We may change the maximum by giving you advance written notice. We also reserve the right to restrict Contributions and transfers into the Fixed Interest Account if the interest rate that would apply to these Contributions or transfers is equal to the minimum interest rate, as described in Section 4.1 or if Account Balances in the Fixed Interest Account exceed $500,000.

                        SECTION 4--CREDITING OF INTEREST

  4.1      How is interest credited to the Fixed Interest Account?

           Interest on each Contribution directed to the Fixed Interest Account will be credited from the date the Contribution is received at our Designated Office or transferred from an Investment Division of the Separate Account to the Fixed Interest Account. Interest will be credited on amounts in the Fixed Interest Account Balance until the earliest of:

           (a) the dates the amounts are withdrawn or transferred to the Separate Account, or
           (b) the date you ask us to use the amounts to start making income payments to any person entitled to Plan benefits, or
           (c) the date the death benefit is paid on account of a Participant's death.

           Interest rates will be set by us from time to time, but will not be less than 3.00%. We may change this minimum interest rate in the future, but never to less than the applicable minimum rate required by law. We will notify you at least 30 days before we make any change to this minimum interest rate.

           Different interest rates may apply to each Contribution or transfer amount depending on the date the Contribution is received at our Designated Office or the transfer occurs from an Investment Division of the Separate Account. The declared interest rate in effect when a new Contribution or transfer amount is added to the Fixed Interest Account will be credited on that amount until the last day of the calendar year in which the amount is added. A new interest rate will be declared for each new calendar year and will apply both to the original Contribution or transfer amount and to all earnings on that amount.

           The interest rates we declare are "annual effective yields". The actual rates we use on a day-to-day basis are slightly lower, but, if the Contribution is left in the Fixed Interest Account for a full year, it will grow by the full amount of the interest rate we declared, because we compound interest daily.

                          SECTION 5-- SEPARATE ACCOUNT

  5.1      How does the Separate Account operate?

           We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the Separate Account from this contract and from other contracts of ours.

           The Separate Account is divided into Investment Divisions, each of which buys shares in a corresponding portfolio of the Fund. The Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Fund to make. The shares of the Fund are also bought by other separate accounts of ours, our affiliates and other insurance companies. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio, reduced by charges under this contract for the services and benefits we provide.

           We keep track of each Investment Division of the Separate Account separately, using accumulation units. When you put money into an Investment Division, we give you accumulation units. When you take money out of the Investment Division, we reduce the number of your accumulation units. In either case, the number of accumulation units you gain or lose is determined by taking the dollar amount of the Contribution, transfer or withdrawal and dividing it by the value of an accumulation unit at the time of the transaction. Thus, if you transfer in $5,000, and the value of an accumulation unit is $100, you will get 50 accumulation units.

           Initially, we set the value of each accumulation unit. At the end of each valuation period (as defined below), we determine the change in the investment performance by taking the net asset value of a share in the applicable Fund portfolio (which reflects the investment related charges) at the end of the valuation period, add any Fund dividend or capital gain distribution during the valuation period, subtract any per share charge for taxes or tax reserves we have established, and divide this total by the net asset value of a share of the same portfolio at the start of the valuation period. Then we subtract an amount equal to 0.000025905 per day (an effective annual rate of 0.95%) for charges you incur under the contract. Our charge consists of our miscellaneous administrative expenses, distribution expenses, and an insurance related charge attributable to the mortality and expense risks we assume under the contract. This calculation results in a factor that we multiply the previous accumulation unit value by in order to determine the new accumulation unit value.

           A valuation period is the period between one calculation of an accumulation unit value and the next calculation. Normally, we calculate accumulation units once each Business Day, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or if the Securities and Exchange Commission permits such delay. We may change when we calculate the accumulation unit value by giving you 30 days notice, to the extent permitted by law.

           Contributions directed to the Separate Account will be credited as of the end of the Business Day during which we receive them in good order at our Designated Office. Additions to or withdrawals from an Investment Division may only be made as of the end of a Business Day.

           We may make certain changes to the Separate Account if we think they would best serve the interests of contractholders of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

           Examples of the changes to the Separate Account that we may make include:

           o To transfer any assets in an Investment Division to another Investment Division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove Investment Divisions in the Separate Account.

           o To substitute, for the Fund shares held in any portfolio, the shares of another class of the Fund or the shares of another fund or any other investment permitted by law.

           If any changes result in material change in the underlying investments of an Investment Division to which an amount is directed under the contract, we will notify you of the change. You may then make a new choice of Investment Divisions.

                              SECTION 6--TRANSFERS

  6.1      Can money be transferred within this contract?

           Yes, subject to any limitations imposed as described in Section 6.2. An unlimited number of transfers can be made between Investment Divisions of the Separate Account, from an Investment Division to the Fixed Interest Account, or from the Fixed Interest Account to an Investment Division. We will not be liable for any transfer made in accordance with your instructions (or instructions of your designees if we agree to accept instructions from such designees). All transfers made on the same Business Day will be treated as one transfer. A transfer will be made as of the end of a Business Day when we have received all the required information to effect your request in good order at out Designated Office.

           You can make transfers as directed by each Participant by telling us in writing.

           If a transfer is made from the Fixed Interest Account to the Separate Account and then a transfer is made from the Separate Account to the Fixed Interest Account (or a transfer is made from the Separate Account to the Fixed Interest Account and then from the Fixed Interest Account to the Separate Account) within 12 months, this will be treated as a return of the same money whether or not it really is the same money. After the second transfer, the amount transferred to the Fixed Interest Account will earn the same interest rate in the Fixed Interest Account that it would have been earning had neither transfer ever taken place. Any amounts in excess of the original transfer to the Separate Account and any amounts transferred back more than 12 months after the first transfer to (or from) the Separate Account will be treated as a new allocation.

           Transfers from the Fixed Interest Account will be made on a first-in, first-out ("FIFO") basis.

  6.2      How may transfers within this contract be limited?

           Provided MetLife gives you at least 90 days advance written notice, all transfers described in Section 6.1 will be subject to the following:

           1. We reserve the right to limit the maximum number of transfers per certificate year;

           2.   We reserve the right to charge a fee for transfers;

           3.   We reserve the right to limit the amounts of transfers;

           4. Except as otherwise provided above, your right to make transfers is subject to limitations or modification by us if we determine, in our sole opinion, that the exercise of the right by one or more Participants with interests in the Investment Divisions is, or would be, to the disadvantage of other Participants or of other contract or certificate owners with interests in the Investment Divisions. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other Participants. A limitation or modification could be applied to transfers to, or from, one or more of the Investment Divisions and could include, but is not limited to:

                a. the requirement of a minimum time period between each transfer;

                b. not accepting a transfer request from a third party acting under authorization on behalf of more than one Participant;

                c. limiting the dollar amount that may be transferred between the Investment Divisions by Participants at any one time;

            5. Notwithstanding the foregoing and to the extent permitted by applicable law, we reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of any of the portfolios under the Separate Account. In addition, in accordance with applicable law and the notice requirements herein, we reserve the right to modify or terminate the transfer privilege at any time.

                             SECTION 7--WITHDRAWALS

  7.1      Can you make withdrawals?

           Yes. To request a withdrawal you may contact our Designated Office. Any withdrawal request must indicate the account from which the withdrawal is to be made (i.e., the Fixed Interest Account and/or the Investment Divisions of the Separate Account). The minimum withdrawal is $500 or, if less than $500 remains in the account, the total account value will be withdrawn. Any withdrawal will completely discharge our liability for the amount withdrawn.

           Withdrawals will be made on the Business Day we receive your notice or, if later, on a Business Day you select. Withdrawal notices received on a day that is not a Business Day, or that cannot be completed by the end of the Business Day that they are received, will be effective on the next Business Day. We may change the time by which withdrawals must be completed by giving you advance written notice.

           Withdrawals from the Fixed Interest Account will be made on a first-in, first-out ("FIFO") basis.

           As permitted by law, we have the right to delay paying any cash withdrawals from the Fixed Interest Account for up to six months. We do not intend to do this except in an extreme emergency. We would, of course, credit interest during any delay.

  7.2      How can this contract terminate?

           Either you or MetLife may terminate this contract at any time by giving the other party at least 120 days written notice. We will withdraw and pay you the entire Account Balance under this contract on the Business Day next following the effective date of the termination of this contract.

  7.3      What is our share of Plan benefits and withdrawals?

           If all of the Plan's money is under this contract, it is 100%. Otherwise, it is the percentage of the Plan's money that is under this contract. If the Plan has more than one funding vehicle into which Contributions can be directed, each funding vehicle will be treated as a separate plan for this purpose. Thus, if we have 80% of the Plan's "Fixed Income Fund" but none of its "Employer Stock Fund", our share is 80% of withdrawals from the Fixed Income Fund and 0% of withdrawals from the Employer Stock Fund.

  7.4 What happens if a Participant dies before the date that income payments start?

           After we receive proof of death and a properly completed claim form, we will pay the death benefit (as of the date of settlement) to the Participant's Beneficiary if you have authorized us to do so or to you. Such benefit shall be paid as soon as practicable and in no event longer than five years after the date of the Participant's death. This amount may instead be applied to purchase an income plan as described in Section 8 upon your authorization. The income plan must begin by the 12-month anniversary of the Participant's death. The payment period may not exceed the beneficiary's life or life expectancy.

           The death benefit for each Participant is the greater of:

           a. The Participant's entire Account Balance as of the date we receive proof of death and a properly completed claim form, or

           b. The total Contributions made, less any partial withdrawals, for that Participant; or

           c. The highest Participant's Account Balance as of the end of the calendar year in which any prior quinquennial (5th, 10th, 15th, etc.) anniversary of the first Contribution on behalf of that Participant occurred, less any later partial withdrawals.

                     SECTION 8--PURCHASE OF INCOME PAYMENTS

  8.1 Will MetLife guarantee Participants income payments for as long as they live?

           Yes. If you inform us that a Participant elects to purchase an annuity we will make income payments guaranteed for life to the Participant on a monthly, quarterly, semiannual or annual basis if requested. These payments may also be guaranteed for at least five years, but not beyond the Participant's life expectancy or the joint life expectancy of the Participant and the Participant's Beneficiary or as otherwise limited under the federal tax law.

           Other income plans which provide payments for a stated amount or a stated number of years are also available. The amount of each payment under an income plan must be at least $50.

           Participants may begin receiving income payments at any date you choose which occurs after the issue date provided you give us at least 30 days advance notice. We will send you information and the necessary forms to sign, upon receipt of your request at our Designated Office.

  8.2 Will a certificate be provided for Participants who receive income payments?

           Yes. MetLife will issue to you, for delivery to each Participant to whom annuity benefits are being paid under this contract, an individual certificate outlining the benefits payable under the income plan.

  8.3 What happens if the Participant dies on or after the date that income payments start?

           After we receive proof of death and a properly completed claim form, income payments will continue to the Participant's Beneficiary for the balance of the guaranteed period, if any, depending on the income plan selected. If the guaranteed period has already ended, no further payments will be made. If an estate (or other non-natural person) becomes entitled to payment, we will pay the value of any remaining payments, computed as of the date of death using the interest rate we used to set those payments, in a lump-sum to such entity.

           After income payments start, we may require proof that the payee is alive on the due date of each income payment.

  8.4 How are the minimum income plan rates that are shown in Exhibit B calculated?

           The minimum amount of income payments shown in Exhibit B are calculated based on a guaranteed rate of return of 3.00% and the Annuity 2000 Mortality Table with a seven year age setback to reflect expected future mortality improvement. Monthly payments for ages and annuity option forms not shown will be furnished on request.

  8.5 What information must you furnish to MetLife for MetLife to provide income payments?

           In addition to the type of income plan being chosen, you must provide the social security number, date of birth, sex (if relevant), marital status and address of the Participant, the Participant's Beneficiary and/or survivor. We have the right to require proof of dates of birth in a form that is satisfactory to us.

                                    EXHIBIT A


                  CURRENTLY AVAILABLE INVESTMENT DIVISIONS OF
                               SEPARATE ACCOUNT E


State Street Research Bond Income Investment Division

State Street Research Diversified Investment Division

MetLife Stock Index Investment Division

State Street Research Investment Trust Investment Division

Janus Mid Cap Investment Division

State Street Research Aggressive Growth Investment Division

T. Rowe Price Small Cap Growth Investment Division

Scudder Global Equity Investment Division

Putnam International Stock Investment Division

T. Rowe Price Large Cap Growth Investment Division

Harris Oakmark Large Cap Value Investment Division

Neuberger & Berman Partners Mid Cap Value Investment Division

Russell 2000(R) Index Investment Division

Morgan Stanley EAFE(R) Index Investment Division

Lehman Brothers Aggregate Bond Index Investment Division

State Street Research Aurora Investment Division

Putnam Large Cap Growth Investment Division

MetLife Mid Cap Stock Index Investment Division

Davis Venture Value Investment Division

Loomis Sayles Small Cap Investment Division

Lord Abbett Bond Debenture Investment Division

--------------------------------------------------------------------------------

                                    EXHIBIT B

                           FIXED INCOME PAYMENT TABLES

              AMOUNT OF MONTHLY PAYMENT PER $1000 OF CONTRACT VALUE

--------------------------------------------------------------------------------

-----------------------------------------------
OPTION 1: LIFE ANNUITY
ATTAINED AGE
OF ANNUITANT              MALE      FEMALE
-----------------------------------------------
     55                   3.95       3.72
     60                   4.30       4.01
     65                   4.75       4.40
     70                   5.37       4.92
     75                   6.24       5.64
     80                   7.43       6.68
     85                   9.08       8.22
-----------------------------------------------

-----------------------------------------------
OPTION 2: LIFE ANNUITY WITH 10 YEARS OF
ANNUITY PAYMENTS GUARANTEED
ATTAINED AGE
OF ANNUITANT           MALE        FEMALE
-----------------------------------------------
     55                3.93         3.71
     60                4.26         3.99
     65                4.68         4.36
     70                5.23         4.84
     75                5.92         5.47
     80                6.73         6.29
     85                7.61         7.26
-----------------------------------------------

OPTION 3: JOINT AND LAST SURVIVOR LIFE ANNUITY

AGE OF FEMALE JOINT ANNUITANT

 MALE ANNUITANT'S  10 YEARS    5 YEARS
   ATTAINED AGE     YOUNGER    YOUNGER
-----------------------------------------
       55            3.21       3.33
       60            3.37       3.52
       65            3.58       3.77
       70            3.84       4.09
       75            4.19       4.53
       80            4.66       5.13
       85            5.31       5.98
-----------------------------------------

     SAME           5 YEARS        10 YEARS
      AGE            OLDER          OLDER
-----------------------------------------------
     3.44            3.56            3.66
     3.67            3.81            3.94
     3.96            4.15            4.33
     4.35            4.61            4.85
     4.89            5.25            5.58
     5.64            6.15            6.59
     6.71            7.42            8.02
-----------------------------------------------

OPTION 4: JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED

AGE OF FEMALE JOINT ANNUITANT

 MALE ANNUITANT'S  10 YEARS    5 YEARS
   ATTAINED AGE     YOUNGER    YOUNGER
-----------------------------------------
       55            3.21       3.33
       60            3.37       3.52
       65            3.58       3.76
       70            3.84       4.09
       75            4.19       4.52
       80            4.65       5.10
       85            5.27       5.88
-----------------------------------------

     SAME           5 YEARS        10 YEARS
      AGE            OLDER          OLDER
-----------------------------------------------
     3.44            3.55            3.66
     3.67            3.81            3.94
     3.96            4.15            4.32
     4.35            4.60            4.83
     4.87            5.22            5.51
     5.58            6.03            6.38
     6.50            7.02            7.35
-----------------------------------------------